Exhibit 99.2

Galyan’s Trading Company, Inc.
Condensed Consolidated Statements of Operations
For the Three Month Periods Ended May 1, 2004 and May 3, 2003
(dollars in thousands, except per share data)

	May 1, 2004	May 3, 2003
	(Unaudited)	(Unaudited)
Net sales	$157,661	$129,564
Cost of sales	114,668	95,920

Gross profit	42,993	33,644
Selling, general and administrative expenses	49,434	37,476

Operating loss	(6,441)	(3,832)
Interest expense	1,054	467
Interest income	(81)	(22)

Loss before income tax benefit	(7,414)	(4,277)
Income tax benefit	(2,936)	(1,711)

Net loss	$(4,478)	$(2,566)

Basic loss per share	$(0.26)	$(0.15)

Diluted loss per share	$(0.26)	$(0.15)

Weighted average shares used in calculating loss per common share:
Basic	17,267,643	17,089,452

Diluted	17,267,643	17,089,452

See accompanying Notes to Condensed Consolidated Financial Statements.

Galyan’s Trading Company, Inc.
Condensed Consolidated Balance Sheets
As of May 1, 2004 and January 31, 2004
(dollars in thousands, except share data)

	May 1, 2004	January 31, 2004
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$9,754	$7,120
Receivables, net	10,539	10,861
Merchandise inventories	177,245	155,661
Deferred income taxes	6,592	3,980
Other current assets	8,109	9,425

Total current assets	212,239	187,047
Property and equipment, net	188,936	186,450
Goodwill, net	18,334	18,334
Other assets, net	2,325	2,414

Total assets	$421,834	$394,245

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$84,878	$71,567
Accrued expenses	40,510	40,428
Current portion of long-term debt	117	137

Total current liabilities	125,505	112,132
Long-term liabilities:
Debt, net of current portion	66,736	49,578
Deferred income taxes	10,487	10,244
Other long-term liabilities	9,518	8,808

Total long-term liabilities	86,741	68,630
Shareholders’ equity:
Common stock and paid-in capital, no par value; 50,000,000 shares authorized; 17,378,368 and 17,362,368 shares issued and outstanding	195,050	194,888
Notes receivable from shareholders	(439)	(689)
Unearned compensation	(686)	(857)
Warrants	1,461	1,461
Retained earnings	14,202	18,680

Total shareholders’ equity	209,588	213,483

Total liabilities and shareholders’ equity	$421,834	$394,245

See accompanying Notes to Condensed Consolidated Financial Statements.

Galyan’s Trading Company, Inc.
Condensed Consolidated Statements of Cash Flows
For the Three Month Periods Ended May 1, 2004 and May 3, 2003
(dollars in thousands)

	May 1, 2004	May 3, 2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(4,478)	$(2,566)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	7,400	5,649
Amortization of financing intangible	115	126
Deferred income taxes	(2,369)	(1,562)
(Gain) loss on disposal of property and equipment	(94)	19
Deferred rent and other non-cash expense	755	1,106
Changes in certain assets and liabilities:
Accounts receivable	(2,270)	245
Merchandise inventories	(21,584)	(32,883)
Other assets	1,314	(3,688)
Accounts payable and accrued expenses	10,439	11,125

Net cash used in operating activities	(10,772)	(22,429)
Cash flows from investing activities:
Capital expenditures	(9,792)	(18,172)
Increase (decrease) in net accounts payable for capital expenditures	5,548	(5,533)
Lease incentives	127	—

Net cash used in investing activities	(4,117)	(23,705)
Cash flows from financing activities:
Net borrowings on revolving line of credit	17,175	48,650
Principal payments on long-term debt and other obligations	(37)	(6,030)
Payment of financing costs	(24)	(1,453)
Payments on notes receivable from shareholders	249	15
Proceeds from sale of common stock	160	275

Net cash provided by financing activities	17,523	41,457

Net increase (decrease) in cash and cash equivalents	2,634	(4,677)
Cash and cash equivalents, beginning of period	7,120	11,890

Cash and cash equivalents, end of period	$9,754	$7,213

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$1,005	$665

Income taxes	$1,370	$6,950

See accompanying Notes to Condensed Consolidated Financial Statements.

GALYAN’S TRADING COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTER ENDED MAY 1, 2004

Note 1: Organization and Significant Accounting Policies

Description of Business

We are a specialty retailer that offers a broad range of products appealing to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. We sell outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear. We have two primary store formats. Our typical store built over the past several years has two shopping levels, ranges in size from approximately 80,000 to 100,000 gross square feet, and features an open, airy atmosphere with a fifty five foot high interior atrium, metal appointments and interactive elements, such as rock climbing walls and putting greens, that are designed to create an enjoyable and interactive shopping experience appealing to both the casual consumer and the serious sports enthusiast. Our one-level stores, which are generally about 65,000 gross square feet, contain many of the same features as our two-level stores, including a thirty-foot climbing wall. We intend to use both formats in the future, depending on many factors, including market size, available space, and store cost considerations. As of May 1, 2004, we operated 47 stores in 21 states.

Basis of Presentation

We have prepared the accompanying unaudited condensed consolidated financial statements in accordance with the requirements of Form 10-Q and, therefore, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. In our opinion, the financial statements reflect all adjustments that are necessary for a fair presentation of the results of operations for the periods shown. All such adjustments are of a normal recurring nature. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, we must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

The balance sheet at January 31, 2004 has been derived from audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

This Report should be read in conjunction with our Annual Report on Form 10-K for the year ended January 31, 2004, as filed with the Securities and Exchange Commission (“SEC”).

Loss Per Share

Loss per share of common stock is based on the weighted average number of shares outstanding during the related periods. Since we had a loss from operations for the three month periods ended May 1, 2004 and May 3, 2003, 106,597 and 58,297 incremental shares, respectively, relating to stock options and warrants were excluded from the calculation of diluted loss per share due to their anti-dilutive effect.

Stock Compensation

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation, we account for stock-based employee compensation under the provisions of APB Opinion No. 25 and related interpretations.

The following illustrates the pro forma effect on net loss and loss per share if we had applied the fair value recognition provisions of SFAS No. 123:

	Three Month Periods Ended
	May 1, 2004	May 3, 2003
	(Unaudited)	(Unaudited)
Net loss as reported	$(4,478)	$(2,566)
Add: Stock-based compensation expense included in reported net loss, net of related tax effects	—	25
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(497)	(316)

Pro forma net loss	$(4,975)	$(2,857)

Loss per share:
Basic, as reported	$(0.26)	$(0.15)
Basic, pro forma	$(0.29)	$(0.17)
Diluted, as reported	$(0.26)	$(0.15)
Diluted, pro forma	$(0.29)	$(0.17)

The pro forma amounts are not representative of the effects on reported earnings for future periods.

The weighted average fair value of options granted for the three month periods ended May 1, 2004 and May 3, 2003 were $4.89 and $4.95, respectively. The weighted average fair value of the options calculated in accordance with SFAS No. 123 were determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Month Periods Ended
	May 1, 2004	May 3, 2003
Expected dividend yield	0%	0%
Expected stock price volatility	64%	63%
Risk-free interest rate range	2.68% - 2.98%	2.38%
Expected life of options	5	4

Note 2: Long-Term Debt

Our revolving credit facility maximum borrowing capacity is $250.0 million of which $30.0 million may be used for the issuance of letters of credit. The revolving credit facility is an asset-based loan with a borrowing base calculated on certain percentages of eligible inventory, eligible accounts receivables, and certain real property as defined in the agreement. The revolving credit facility bears interest, at our election, at either an adjusted prime rate or an adjusted LIBOR, in each case plus additional interest, which varies depending on our availability level or EBITDA measured at each quarter end. Availability is defined as the lesser of the monthly borrowing base or $250.0 million, minus the total borrowings, including letters of credit. We pay an annual commitment fee on the unused portions of the revolving credit facility at a variable amount based on utilization of the total facility. As of May 1, 2004, the commitment fee rate was 0.425%. We will not be subject to any financial covenants, provided we maintain a minimum of $35.0 million of availability. The revolving credit facility contains other covenants, including covenants that restrict our ability to incur indebtedness or to create various liens, and restrict our ability to engage in mergers or acquisitions, sell assets, or make junior payments, including cash dividends. As of May 1, 2004, we were in compliance with all applicable covenants. The revolving credit facility is secured by a first priority security interest in our cash, inventory, intellectual property, and certain real estate that is included in the borrowing base. Our subsidiaries have guaranteed, and any future subsidiaries will be required to guarantee, our obligations under the revolving credit facility. As of May 1, 2004, we had $55.0 million in outstanding borrowings and an availability of $53.9 million, net of $5.6 million used in support of letters of credit, under our revolving credit facility.

During fiscal 2003, we sold our interest in buildings and leasehold improvements for two store locations for approximately $12.0 million and simultaneously entered into lease agreements for these two store locations. The transaction included our store locations in Buffalo, New York, and Greenwood, Indiana. Although we leased back the properties, this transaction was accounted for as a financing obligation, with the future lease payments classified as a liability in our financial statements and quarterly lease payments classified as payments of principal and interest expense relating to a financing obligation. The net proceeds from this transaction were used to repay borrowings under our revolving credit facility. As of May 1, 2004, we had an outstanding obligation of $11.7 million, with a fixed interest rate of 10.6% and with a maturity date in 2024.

Long-term debt consists of the following at May 1, 2004 and January 31, 2004 (in thousands):

	May 1, 2004	January 31, 2004
	(Unaudited)	(Note 1)
Bank and other:
Revolving line of credit	$55,000	$37,825
Financing obligations	11,675	11,685
Capital lease obligations	178	205

Total long-term debt	66,853	49,715
Less current maturities	(117)	(137)

Total long-term debt, net of current maturities	$66,736	$49,578

Note 3: Shareholders’ Equity

During the first quarter of fiscal 2004, we issued options to purchase 357,500 shares of common stock under our 1999 Stock Option Plan at exercise prices ranging from $8.74 to $8.80 per share to certain employees. These options vest over a three year period, expire seven years after the grant date and were granted at fair value on the grant date.

Note 4: Subsequent Event

On June 21, 2004, we agreed to be acquired by Dick’s Sporting Goods, Inc., (“Dick’s”). We entered into an Agreement and Plan of Merger with Dick’s and Diamondbacks Acquisition Inc., a wholly owned subsidiary of Dick’s.

On July 29, 2004, Dick’s acquired all of our common stock for $16.75 per share in cash, and we became a wholly owned subsidiary of Dick’s. Dick’s paid $362.1 million to fund and consummate the acquisition, including the repayment of $57.2 million of our indebtedness.